EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Fleetmatics Group PLC

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form F-1 of Fleetmatics Group PLC of our report dated March 17, 2010 (and July 28, 2011 as to the effects of the restatement discussed in Note P) relating to the consolidated financial statements of SageQuest, Inc. and Subsidiaries as of and for the years ended December 31, 2008 and 2009, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SS&G, Inc.

Cleveland, Ohio

January 25, 2013